Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of New Dragon Asia Corp. on Form S-3 of our report dated March 11, 2008 on the 2007 financial statements of New Dragon Asia Corp. and Subsidiaries appearing in the 2008 Form 10-K of New Dragon Asia Corp. and Subsidiaries.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
October 15, 2009